8


ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION
The present name of the corporation is: Denomination sociale actuelle de Ia compagnie:

INTERNATIONAL MIRTONE INC.
2 The name of the corporation is changed to (if applicable):


MIRTRONICS INC.
3       Date of incorporation/amalgamation.


(Oay, Month, Yearj
(jour, mois, annee)
4 The articles of the corporation are amended as follows:


The Articles of the corporation be amended to change the name of t~he Corporation from international Mirtone Inc. to Mirtronics Inc., , if such name is not acceptable to the direct~or under the Business Corporations Act ((Dntario)or any regulatory authority having jurisdiction in the matter, such other similar or difi[ erent name to be chosen hy the directors of the corporation and which is acceptable to the Director under the Business Corporations Act (Ontario) and any other regulatory authority having jurisdiction in the matter.
        I be ciicndiieiit b~s been duly :iu)bor ized as L s `iodf,c,ibon a et6 duriieflt autonoOQ coiijoiirietnent rcqui(~d by SCCtiOfl5 mi and 169 ~as applicable) of ,i / ~c !s+ 16/ct ,s 4 y :i I/cu, a Part/c/e 169 i/c Ii L ni stii las the Business Curpra :iliun5 AcL cuIiiJ)dqIiiUS





6       The resolution authorizing the amendment was
approved by the shareholders on 21st day of February1 1990 __

        INTERNATIONAL MIRTONNE INC.
                / dine ot       orpOfatiOri

        -       I
        By/Par  V       Secretary
        15n}OttOiO) DnsrriptnoO of Oftncei I 5,yrcniol e) ( fC0111~/jc11) Mark
        1. Litwin